Exhibit 10.3

QAD INC. 2016 STOCK INCENTIVE PROGRAM
RESTRICTED STOCK UNIT AGREEMENT

This grant of restricted stock units (“RSUs”) is made by QAD Inc. (the “Company”) to _____________________ the "Grantee") as of the Grant Date set forth below, pursuant to the QAD Inc. 2016 Stock Incentive Program (the “Program”) and this Restricted Stock Unit Agreement (the “Agreement”).  The Program Administrators administering the Program have selected Grantee to receive the following grant of RSUs on the date specified in Section 1 (the "Grant Date").

This grant of RSUs entitles Grantee to receive shares of Class A common stock of QAD Inc. (the “Class A Common Stock”):

•	for the number of shares of Class A Common Stock for which these RSUs were granted (the "Number of Shares Subject to RSUs"),
•	on the terms and conditions of the Program and as set forth below, which Grantee accepts and to which Grantee is bound by not rejecting the RSUs within thirty (30) days of the Grant Date.

1.    RSUs Granted:

Grant Date	_____________________
Number of Shares Subject to RSUs	_____________________

2.  Vesting Dates.  The RSUs shall not vest in whole or in part at any time prior to the Vesting Date for Tranche 1.  The RSUs shall vest in accordance with the Vesting Dates, as specified below, as to one-fourth of the RSUs per each tranche.

Vesting Dates
Tranche 1	_____________________
Tranche 2	_____________________
Tranche 3	_____________________
Tranche 4	_____________________

Immediately upon vesting, the RSUs shall be converted to Class A Common Stock on a one-unit for one-share basis and such Class A Common Stock shall be delivered to Grantee as soon as reasonably practicable as provided in Section 7, subject to the applicable tax withholding as provided in Section 6.

3.  Termination of Service.  If Grantee ceases to provide continuous service in a role that is eligible to receive RSUs under the Program (as determined in the sole and absolute discretion of the Program Administrators) to the Company or any subsidiary (used herein as defined in the Program) prior to any Vesting Date, the RSUs awarded pursuant to this Agreement will be immediately and unconditionally forfeited and terminated, without any action required by Grantee or the Company, to the extent that such RSUs have not vested in accordance with Section 2 as of the date of such cessation of continuous service.

For purposes of this Section 3, Grantee’s service relationship shall be treated as continuing intact while Grantee is an active employee of the Company or any of its subsidiaries, or on a bona fide leave of absence from such employment, or is serving on the board of directors of the Company or any of its subsidiaries, or is actively providing services as an independent contractor of the Company or any of its subsidiaries, in each case as determined in the sole and absolute discretion of the Program Administrators.

4.  Rights as a Stockholder.  Grantee, or a transferee of Grantee, shall have no rights as a stockholder of the Company with respect to any shares of Class A Common Stock underlying the RSUs until after the RSUs have vested.  No adjustment shall be made for ordinary or extraordinary dividends (whether in currency, securities or other property), distributions, or other rights (including, but not limited to, the right to vote) for which the record date is prior to the date such shares of Class A Common Stock are issued, except as provided in the Program.

5.  Payment of Par Value. Grantee must pay to the Company an amount equal to the aggregate par value of any newly issued shares of Class A Common Stock deliverable to Grantee in accordance with the provisions of this Agreement.

6.  Withholding Taxes.  Upon the vesting of RSUs in accordance with the provisions of this Agreement, Grantee shall be entitled to receive the applicable shares of Class A Common Stock, less an amount of whole shares of Class A Common Stock with a Fair Market Value (used herein as defined in the Program) on the Vesting Date equal to the required withholding obligation taking into account all applicable federal, state, local and foreign taxes, resulting in Grantee being entitled to receive the net number of shares of Class A Common Stock after withholding of shares for taxes.  Notwithstanding the foregoing, prior to the delivery of any shares of Class A Common Stock and at the sole and absolute discretion of the Program Administrators, Grantee may make adequate arrangements with the Company to pay the applicable withholding taxes with cash.

7.  Delivery of Shares of Class A Common Stock. As soon as reasonably practicable following each Vesting Date, but in no event later than the 15th day of the third month following the later of the Company’s or the Grantee’s tax year end of the year in which vesting occurs, the Company shall cause to be delivered to Grantee the number of shares of Class A Common Stock (net of tax withholding as provided in Section 5) deliverable to Grantee in accordance with the provisions of this Agreement.

8.  Advisements.  Grantee shall be subject to and bound by the terms of this Agreement and the Program. In addition, Grantee is hereby advised that the following shall apply to the RSUs:

(a)            Grantee shall be provided a copy of the Program and shall be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement, but prior to the completion of the vesting period.  If and to the extent that any provision contained in this Agreement is inconsistent with the Program, the Program shall govern.

(b)            As of the date of this Agreement, the Agreement and the Program set forth the entire understanding between Grantee and the Company regarding the acquisition of shares of Class A Common Stock underlying the RSUs and supersede all prior oral and written agreements pertaining to the RSUs.

(c)            The Company and its subsidiaries hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address, telephone number, date of birth, social security number or equivalent foreign identification number, salary, nationality, job title and details of all RSUs or other entitlement to shares of QAD common stock awarded, canceled, exercised, vested, unvested or outstanding, including personal information that may constitute sensitive personal data within the meaning of applicable law ("Personal Data").  Personal Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about Grantee. The Company and its subsidiaries may process any Personal Data and may transfer any Personal Data outside the country in which Grantee is employed, including, but not limited to, the United States. The legal persons for whom Personal Data is intended include, but are not limited to, the Company, its subsidiaries and its agents.  Grantee is hereby informed that Grantee has the right to access and make corrections to Grantee's Personal Data by applying to the Chief People Officer of the Company or such person’s designees.

(d)            The Company reserves the right to amend or terminate the Program at any time, and the award of these RSUs under the Program at one time does not in any way obligate the Company or its subsidiaries to grant additional RSUs in any future year or in any given amount.  Grantee's participation in the Program is voluntary.  These RSUs and any future RSUs under the Program are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy and end of service payments, bonuses, long-service awards, pension and retirement benefits, and similar payments, other than to the extent required by local law.

(e)            The future value of the shares of Class A Common Stock acquired by Grantee under the Program is unknown and cannot be predicted with certainty and no claim or entitlement to compensation or damages arises from the forfeiture of the RSUs or termination of the Program or the diminution in value of any shares of Class A Common Stock acquired by Grantee under the Program.

9.  No Right to Continued Service.  Neither these RSUs nor any terms contained in this Agreement shall confer upon Grantee any express or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate Grantee's service at any time with or without cause.  Any right that Grantee may have to receive delivery of shares of Class A Common Stock under this Agreement is earned only by continuing as an employee or other service provider of the Company or any of its subsidiaries at the will of the Company or such subsidiary, and satisfaction of any other applicable terms and conditions contained in this Agreement and the Program, and not through the act of being hired, being granted these RSUs or acquiring shares of Class A Common Stock hereunder.

10.  Compliance with Laws, Regulations and Program Rules.  The award of these RSUs to Grantee, the obligation of the Company to deliver shares of Class A Common Stock hereunder and the sale or disposition of shares of Class A Common Stock received pursuant to the vesting of such RSUs shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole and absolute discretion, determine to be necessary or applicable.  Moreover, shares of Class A Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any applicable stock exchange. Receipt of shares under these RSUs shall be conditioned on Grantee’s compliance with procedures established from time to time by the Program Administrators, including, but not limited to, submission of such forms and documents as the Program Administrators may require in their sole and absolute discretion. The number of shares of Class A Common Stock subject to the RSUs granted hereunder shall be adjusted as provided in the Program.

11.  Definitions.  All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Program. In the event of a conflict between the terms of the Program and the terms of this Agreement, the terms of the Program shall prevail.

12.  Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Program, and, if to Grantee, be in writing and delivered in person or via email or by registered mail or certified mail or overnight courier, addressed to Grantee at Grantee's last known email address or physical address, as applicable, as set forth in the Company’s records.

13.  Severability.  If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

14.  Applicable Law. This Agreement and these RSUs shall be governed by and construed in accordance with the laws of the State of Delaware.

15.  Arbitration.  Any dispute arising out of or in connection with this Agreement and these RSUs shall be submitted to binding arbitration in Santa Barbara, California before a single arbitrator in accordance with Article 17 of the General Provisions of the Program and the Rules referenced therein, all of which are incorporated herein by this reference.

16.  Transferability of Agreement.  This Agreement and these RSUs may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated by either party hereto, other than by will or by the laws of descent and distribution.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Agreement as of the Grant Date.

QAD INC.

By:	/s/ Daniel Lender
Daniel Lender
Chief Financial Officer